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CONTACTS:      Jeffrey T. Cook                     Stephen Davis
               President and CEO                   MWW/Savitt
               Penford Corporation                 206-505-8380
               425-462-6000                        sdavis@mww.com
               jcook@penx.com

                                                           FOR IMMEDIATE RELEASE

        PENFORD CORPORATION AND CARGILL AGREE TO CALL OFF PROPOSED JOINT
                                VENTURE EFFORTS

        BELLEVUE, WASH., MAY 4, 2001 - Penford Corporation (Nasdaq: PENX) and Cargill announced today that both companies have agreed to call off a proposed joint venture effort to create a specialty-starch ingredient manufacturing and distribution business in North America. The companies previously announced their intent to form a limited liability corporation (LLC) for specialty-starch ingredient manufacturing in January, but subsequent negotiations have not produced a final agreement.

               "Initially a joint venture seemed the most appropriate structure to create with Cargill, but after good-faith discussions between the companies, issues appeared that would have hindered the success of the operation. Both companies came to this decision in order to provide the best solution for customers, employees, and shareholders," Jeffrey T. Cook, president and CEO of Penford, said.

        "It is disappointing that we could not resolve several issues critical to finalizing our partnership with Penford," said Creager Simpson, president of Cargill's North America Industrial Starch business. "We believe the ultimate decision to call off the joint venture is in the best interests of both companies."

ABOUT PENFORD CORPORATION

        Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products.

                                     -more-


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ABOUT CARGILL

        Minneapolis-based Cargill (www.cargill.com) is an international marketer, processor and distributor of agricultural, food, financial and industrial products and services with 85,000 employees in 60 countries. The company provides distinctive customer solutions in supply chain management, food applications and health and nutrition.

This press release contains forward-looking statements concerning future performance of the Company's specialty ingredient systems and the prospects for the continuation of current performance trends in fiscal 2001. There are a variety of factors which could cause actual events to differ materially from those projected in the forward-looking statements such as decreases or delays in customer demand or orders, increased competition, decreases in market share, unfavorable changes in product mix, disappointments in product development efforts, interest rate and energy cost volatility, foreign exchange rate fluctuations and those listed in the Company's SEC reports, including the reports on Form 10-K for the year ended August 31, 2000.

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